Exhibit 99.2

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

As of June 30, 2003 (as restated) and
For the Six-Month Periods Ended June 30, 2003 (as restated)
and June 30, 2002 (as restated)

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED BALANCE SHEET
(in thousands)

June 30,
2003

(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$5,167
Accounts receivable, less allowance of $212	4,437
Inventories	4,043
Property held for sale	791
Other current assets	340

Total current assets	14,778
Property and equipment, net	5,502
Other assets	4

Total assets	$20,284

LIABILITIES, MINORITY INTEREST AND EQUITY
Current liabilities:
Accounts payable	$895
Accrued expenses and liabilities	1,450

Total current liabilities	2,345

Minority interest	407

Equity:
Common stock	21
Paid-in capital	2,820
Partners’ capital	1,576
Shareholder loan	(1,080)
Retained earnings	14,195

Total equity	17,532

Total liabilities, minority interest and equity	$20,284

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS
(in thousands)

	For the Six-Month Periods
	Ended June 30,

	2003	2002

	(as restated)	(as restated)

Sales	$17,391	$15,683
Cost of sales	12,996	11,906

Gross profit	4,395	3,777
Selling, general and administrative	2,129	1,972
Research and development	—	168

Income from operations	2,266	1,637

Other (income) expense:
Interest income	(38)	(33)
Commission income	(147)	—
Other, net	(288)	65

	(473)	32

Net income	$2,739	$1,605

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six-Month Periods
	Ended June 30,

	2003	2002

	(as restated)	(as restated)
Cash flows used in operating activities:
Net income	$2,739	$1,605
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	817	801
(Gain) loss on foreign currency	(181)	258
Minority interest expense	(1)	—
(Increase) decrease in:
Accounts receivable	(491)	478
Inventories	(775)	701
Other assets	(88)	3
Increase (decrease) in:
Accounts payable	(28)	(402)
Accrued expenses and liabilities	(376)	403

Net cash provided by operating activities	1,616	3,847

Cash flows from investing activities:
Principal collected on notes receivable	—	12
Capital expenditures	(229)	(617)

Net cash used in investing activities	(229)	(605)

Cash flows from financing activities:
Payments on long-term debt	—	(136)
Increase in shareholder loan	(1,080)	—
Capital contributions	4	11
Distributions to stockholders/partners	(640)	(3,773)

Net cash used by financing activities	(1,716)	(3,898)

Effect of exchange rate changes on cash	49	(48)

Net decrease in cash and cash equivalents	(280)	(704)
Cash and cash equivalents at beginning of period	5,447	1,468

Cash and cash equivalents at end of period	$5,167	$764

The accompanying notes are an integral part of these condensed combined financial statements.

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Restatement:

     The accompanying unaudited condensed combined financial statements include the accounts of Tech Industries, Inc. (“Tech”) and its subsidiaries and affiliated entities Fairmount Realty Associates, 84 Fairmount Street Limited Partnership and Tech Industries U.K. Ltd. (collectively, the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America. The affiliated entities are included since the entities have common ownership with Tech. These affiliated entities are collectively referred to as the “Affiliates”. In the opinion of the Company’s management, the accompanying unaudited condensed combined financial statements contain all adjustments, consisting only of those of a normal, recurring nature necessary for a fair presentation of the results of operations and cash flows of the Company for the periods indicated. While management believes that the disclosures presented are adequate to make the information not misleading, these financial statements should be read in conjunction with the audited combined financial statements of the Company for the year ended December 29, 2002 included elsewhere in this Form 8-K/A. Operating results for the six-month period ended June 29, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 2003.

     The accompanying unaudited condensed combined financial statements as of June 30, 2003 and for the six month periods ended June 30, 203 and 2002 have been restated to reflect a change in the recognition of revenues for sales to one customer. The Company previously recognized revenue for goods sold to the customer upon shipment to the customer’s warehouse, where they are held under a consignment arrangement initiated in 2002. Management determined that revenue from such shipments should have been recognized upon consumption of the Company’s product by the customer. The restatement decreased net income for the six-month periods ended June 30, 2003 and 2002 by approximately $88,000 and $17,000, respectively.

	As Previously	As
	Reported	Restated

At June 30, 2003:
Accounts Receivable	$5,285	$4,437
Inventories	3,171	4,043
Retained earnings	$14,383	$14,195

For the six month period ended June 30, 2003
Sales	$17,889	$17,391
Cost of sales	13,405	12,996
Gross profit	4,484	4,395
Income from operations	2,355	2,266
Net loss	$2,827	$2,739

For the six month period ended June 30, 2002
Sales	$15,777	$15,683
Cost of sales	11,983	11,906
Gross profit	3,794	3,777
Income from operations	1,654	1,637
Net loss	$1,622	$1,605

TECH INDUSTRIES, INC. AND AFFILIATES

NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

2. Subsequent Event:

     In August 2003, Tech Industries, Inc. distributed its stock ownership in Tech Industries Ireland Limited to the shareholders of Tech Industries, Inc.

     On September 19, 2003, all of the outstanding stock of Tech Industries, Inc., Tech Industries U.K. Ltd. and partnership interests of 84 Fairmount Street Ltd. Partnership and Fairmount Realty Associates were sold to Portola Packaging, Inc. “Portola”. Portola is a leading diversified packaging business based in San Jose, California, Portola designs, manufactures, and markets a full line of tamper-evident plastic closures primarily for the dairy, fruit juice, and bottled water market segments.